Exhibit 5.1

China Advanced Construction Materials Group, Inc. Floor 4, Willow House Cricket Square Grand Cayman KY1-9010 Cayman Islands	Campbells Floor 4, Willow House, Cricket Square Grand Cayman KY1-9010 Cayman Islands
D +852 3708 3015 T +852 3708 3014 F +1 345 949 8613 E MRajic@campbellslegal.com campbellslegal.com
Our Ref: 14488-19065 Your Ref: _________
CAYMAN | BVI | HONG KONG

December 26 2018

Dear Sirs

China Advanced Construction Materials Group, Inc. (the “Company”)

We have acted as Cayman Islands counsel to the Company, an exempted company incorporated in the Cayman Islands, and have been requested to provide this legal opinion in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto, as originally filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) on September 20, 2018 (File No. 333-226308) and the Post Effectiveness Amendment No. 1 to be filed on December 26, 2018 (the “Registration Statement”), in respect of the 5,584,626 ordinary shares with a nominal or par value of US$0.001 per share in the capital of the Company (the “Shares”) to be issued by the Company in connection with that certain Agreement and Plan of Merger between the Company and China Advanced Construction Materials Group, Inc., a Nevada corporation (the “Merger Agreement”).

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

1.1	the Certificate of Incorporation of the Company dated June 28, 2018, and the Memorandum of Association and Articles of Association of the Company as registered on June 28, 2018 and the Amended and Restated Memorandum and Articles of Association of the Company as conditionally adopted by Special Resolution passed on September 20, 2018 (the “Memorandum and Articles”);

1.2	the written resolutions of the board of directors of the Company dated September 20, 2018 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3	the shareholder resolutions of the Company dated September 20, 2018 (the “Shareholder Resolutions”);

1.4	the register of members of the Company maintained at its registered office in the Cayman Islands (the “Register of Members”);

1.5	the Merger Agreement; and

1.6	the Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied upon the following assumptions, which we have not independently verified:

2.1	copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

2.2	all signatures, initials and seals are genuine;

2.3	there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions expressed herein;

2.4	the Shares to be offered and issued by the Company pursuant to the Merger Agreement and the Registration Statement will be issued by the Company against payment in full, of the consideration, in accordance with the Merger Agreement and be duly registered in the Company’s register of members;

2.5	the Memorandum and Articles remain in full force and effect and are unamended;

2.6	the Resolutions and the Shareholder Resolutions were duly passed in the manner prescribed in the Memorandum and Articles and the resolutions contained in the Resolutions and the Shareholder Resolutions are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect;

2.7	the authorized capital of the Company as set out in the Memorandum and Articles has not been amended;

2.8	the shareholders of the Company have not restricted or limited the power of the directors in any way;

2.9	the resolutions contained in the Resolutions and the Shareholder Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect

2.10	the minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to us are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the then effective Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be; and

2.11	there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Registration Statement or the Merger Agreement.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The issue of the Shares to be issued by the Company as contemplated by the Merger Agreement and the Registration Statement has been authorized by all necessary corporate action on the part of the Company.

3.3	When issued in the manner described in the Merger Agreement and the Registration Statement and in accordance with the resolutions adopted by the board of directors of the Company, the Shares will be validly issued, fully paid and non-assessable.

4	Qualifications

We make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion, the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

This opinion is provided solely for your benefit and use and may not be quoted in whole or in part or otherwise referred to or filed with any government agency or any other person without our prior express written consent, and no person other than the Company is entitled to rely on this opinion. Notwithstanding the foregoing, we hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Background and Reasons for the Merger" included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully

Campbells

3